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                                                                   EXHIBIT 10.31

                      SENIOR EXECUTIVE SEVERANCE AGREEMENT

This Agreement, (the "Agreement") is made and entered into as of ____________, 2000, into between Caldera Systems, Inc., a corporation organized under the laws of the State of Delaware (the "Company "), and ______________________(the "Executive").

                                    RECITALS

A. Executive is currently serving as an officer of the Company,

B. The Board of Directors of the Company (the Board) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions to its key management personnel because of the uncertainties inherent in such a situation;

C. The Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal, financial and employment security; and

D. In order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event that the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

                                    AGREEMENT

In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

         1. Term Of Agreement This Agreement shall commence as of the date first set forth above and shall continue in effect until July 31, 2001; provided, however, that on each of July 31, 2001 and July 31, 2002, the term of this Agreement shall automatically be extended for one (1) year unless the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change in Control if such Change in Control shall occur during the last twelve months of the term of this Agreement; and provided further that this Agreement shall remain in effect so long as Executive continues to receive semi-monthly payments from the Company under section 3.1(b)(ii) hereof.


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         2. Definitions

         2.1. Accrued Compensation For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay and
(iv) bonuses and incentive compensation (other than the "Pro Rata Bonus" (as hereinafter defined)).

         2.2. Base Amount. For purposes of this Agreement, "Base Amount" shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of base salary that are deferred under the Executive benefit plans of the Company or any other agreement or arrangement.

         2.3. Bonus Amount. For purposes of this Agreement, "Bonus Amount" shall mean the highest of the annual bonuses paid or payable to the Executive under the Company's Executive Management Bonus Plan during the three full fiscal years ended prior to the fiscal year during which the Termination Date occurred.

         2.4. Cause. The Company may terminate this Agreement and discharge Executive for Cause (as defined) at any time upon written notice unless Executive cures breach within 10 (ten) days of notification of said breach. For purposes of this Agreement, the term "Cause" shall mean: Executive's conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which committed; any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); Executive's failure or refusal to perform Executive's duties or to follow the lawful and proper directives of the Board of Directors that are within the scope of Executive's duties; Executive's breach of this agreement; Executive's breach of the Company's Employee Invention and Confidentiality Agreement; misconduct by Executive that discredits or damages the Company; Executive's indictment for a felony violation of the federal securities laws; Executive's chronic absence from work for reasons other than illness; or Executive's substance abuse that materially interferes with the performance of Executive's duties; provided, however, that in the case of substance abuse, the Company shall provide the Executive with a reasonable opportunity to receive treatment and improve performance before exercising its right to terminate the Executive's employment for substance abuse.

         2.5. Change In Control.

         (a) For purposes of this Agreement, "Change in Control" shall mean:


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                  (i) any "person" as such term is defined in Sections 13(d) and
         14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act "), other than (1) a trustee or other fiduciary holding securities under an Executive benefit plan of the Company, (2) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (3) any current beneficial stockholder or group, as defined by Rule l3d-5 of the Exchange Act, of securities possessing more than fifty-one percent (51%) of the total combined voting power of the Company's outstanding securities, hereafter becomes the "beneficial owner," as defined in Rule l3d.3 under of the Exchange Act, directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the total combined voting power of the Company's then outstanding securities, or

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof-, or

                  (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company, in one transaction or a series of transactions, of all or substantially all of the Company's assets; or

                  (iv) the sale of substantially all of the Company's assets.

                  In the case of a merger or consolidation as contemplated in subsection (iii) above, the CEO may, in his discretion, request that the Compensation Committee of the Board of Directors consider reducing the fifty percent (50%) dilution requirement in the case of certain key Executives by raising the percentage of total voting power retained by the prior stockholders which will be deemed to constitute a Change in Control.

         2.6. Company. For purposes of this Agreement, the "Company " shall mean Caldera Systems, Inc. and its Subsidiaries and shall include the Company's Successors and Assigns (as hereinafter defined).


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         2.7. Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties with the Company for a total period of ninety (90) days and the Executive has not returned to full time employment prior to the Termination Date as stated in the "Notice of Termination."

         2.8. Good Reason

         (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (1) through
                      (8) hereof.

                  (i) a change in the Executive's title, position or a material change in responsibilities (including reporting responsibilities) which represents a material adverse change from the Executive's title, position or responsibilities as in effect at any time within ninety
         (90) days preceding the date of a Change in Control or at any time thereafter, the assignment to the Executive of any duties or responsibilities which, are materially inconsistent with and a diminishment of the Executive's title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or by the Executive;

                  (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within ten (10) days of the date due after receipt of written notice from Executive:

                  (iii) the Company's requiring the Executive to be based at any place outside a 50-mile radius from the Company's Corporate Office located at 240 West Center Street, Orem, Utah, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or Executive benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other Executive benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter,


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                  (v) the insolvency or the filing (by any party, including the
         Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

                  (vi) any material breach by the Company of any provision of this Agreement;

                  (vii) any purported termination of the Executive's employment for cause by the Company which does not comply with the terms of
         Section 2.4; or

                  (viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section hereof.

                  (b) The Executive's right to terminate the Executive's employment pursuant to this Section 2.8 shall not be affected by the Executive's incapacity due to physical or mental illness.

         2.9. Notice Of Termination. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment from the Company, which notice indicates the date on which termination is to be effective, the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         2.10. Pro Rata Bonus. For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

         2.11. Successors And Assigns. For purposes of this Agreement, "Successors And Assigns" shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

         2.12. Termination Date. For purposes of this Agreement, "Termination Date" shall mean in, the case of the Executive's death, the Executive's date of death, in the case of Good Reason, the last day of the Executive's employment and, in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that, in the case of Disability, the Executive shall not have returned to the full-time performance of the Executive's duties during such period of at least thirty (30) days.


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3.  Termination Of Employment

         3.1. If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twelve (12) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

         (a) If the Executive's employment with the Company shall be terminated
(1) by the Company for Cause or Disability, (2) by reason of the Executive's death or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, the Company shall also pay the Executive a Pro Rata Bonus.

         (b) If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 3.1 (a) the Executive shall be entitled to the following:

                  (i) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

                  (ii) the Company shall pay the Executive as severance pay and in lieu of any other compensation for periods subsequent to the Termination Date an amount in cash equal to the sum of (A) one hundred fifty percent (150%) of the Base Amount and (B) one fifty percent (150%) of the Bonus Amount; and

                  (iii) for a number of months equal to six (6) (the Continuation Period"), the Company shall, at its expense, continue on behalf of the Executive and the Executive's dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1 (b)(iii) during the Continuation Period shall be no less favorable to the Executive and the Executive's dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (A) and (B) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to he provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or the Executive's dependents or beneficiaries may be entitled under any of the Company's Executive benefit plans, programs or


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         practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

         (c) The amounts provided for in sections 3. 1 (a) and 3. 1 (b)(i) shall be paid in a single lump sum cash payment within forty-five (45) days after the Executive's Termination Date (or earlier, if required by applicable law). The amounts provided for in section 3.1(b)(ii) shall be paid in thirty-six (36) semi-monthly installments commencing within forty-five (45) days after the Executive's Termination Date.

         (d) If the Executive's employment is terminated within twelve (12) months following a Change of Control by the Executive for Good Reason or by the Company other than for Cause, the Executive's death or Disability, then in such event all options which the Executive holds to purchase stock in the Company under any of the Company's stock option plans or otherwise which are unvested at the Termination Date and which would vest at any time in the eighteen (18) month period following the Termination Date shall immediately become vested as of the Termination Date and shall be exercisable by the Executive for a period of ninety (90) days following the Termination Date. This provision supersedes any conflicting provision in any other contract between the Company and the Executive, including any stock option agreement, with respect to options granted under any of the Company's stock option plans.

         (e) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1 (b)(iii).

         3.2. (a) The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

         (b) The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's Executive benefit plans and other applicable programs, policies and practices then in effect,

         4. Notice Of Termination. Following a Change in Control, any purported termination of the Executive's employment shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

         5. Excise Tax Limitation.

         (a) Notwithstanding anything in this Agreement to the contrary, if any portion of any payments to Executive by the Company under this Agreement and any other present or future plan of the Company or other present or future agreement between Executive and the Company would not be deductible by the Company (collectively, "Payments") for federal income tax purposes by reason of application of Section 162(m) of the Internal


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Revenue Code (the "Code"), then payment of that portion to Executive shall be deferred until the earliest date upon which payment thereof can be made to Executive without being non-deductible pursuant to Section 162(m) of the Code. In the event of such deferral, the Company shall pay interest to Executive on the deferred amount at 120% of the applicable federal rate provided for in
Section 1274(d)(1) of the Code. In addition, notwithstanding any provision of this Agreement to the contrary, the aggregate present value of the payments and benefits (excluding those payments and benefits not treated as parachute payments under Code Section 2BOG(b)) to be made or provided to the Executive by the Company (whether pursuant to this Agreement or otherwise) shall not exceed three times the Executive's annualized includible compensation for the base period, as defined in Code Section 28OG(d) of the Code, minus one dollar ($ 1.00) (the "Limited Payment Amount "), and any excess payments or benefits shall be forfeited; provided, however, that the forfeiture provision of this sentence shall apply only if such forfeiture provision results in larger aggregate after-tax payments and benefits to the Executive than if the forfeiture provision did not apply. The intent of this portion of this is to prevent any payment or benefit to the Executive from being subject to the excise tax imposed by Code Section 4999 and to prevent any item of expense or deduction of the Company from being disallowed as a result of the application of Code Section 280G, but only if the after-tax payments and benefits payable or provided to the Executive are greater after application of the forfeiture provision than if the forfeiture provision did not apply. The interpretation of this subsection 5 (a) its application to any occurrence or event, the determination of whether any payment or benefit would not be treated as a parachute payment, the determination of the aggregate present value of all payments and benefits to be made or provided to the Executive, the determination of the value of the payments and benefits payable or to be provided to the Executive after reduction for all applicable taxes, and what specific payments or benefits otherwise available to the Executive shall be limited or eliminated by operation of this shall be reasonably made by the Company and shall be binding on all persons.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm as of the date of the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the together with detailed supporting calculations and documentation, to the Company and the Executive within twenty (20) days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute "). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.


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         6. Successors: Binding Agreement

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         7. Confidential Information. The Company and Executive acknowledge that Executive, in performing the terms and conditions of Executive's employment, has and will continue to directly or indirectly gain access to information about Company and its operations, including, but not limited to, its modes and methods of conducting its business and producing and marketing its products, its employee, customer, vendor and referral source lists, its trade secrets, its copyrighted and non-copyrighted or non-protected computer software programs, its techniques of operation, its financial structure, and its weakness, if any. As part of this Agreement, Executive agrees to execute, and be bound by, the Company's "Employee Consultant Proprietary Information Agreement," a copy of which is attached hereto as Exhibit "A."

         8. Non-competition; Non-solicitation; Confidentiality of Agreement. In consideration of the payments, stock option vesting, and other benefits granted to Executive under this Agreement, and for so long as Executive receives semi-monthly payments under section 3.1(b)(ii) of this Agreement:

(a) Executive agrees not to engage, either directly or indirectly, in the development, creation, marketing, sales, promotion, distribution, licensing or commercialization of any Linux product which competes with any Linux product of the Company. This restriction is limited to markets in which the Company's products are now or hereafter marketed, distributed, licensed, used, sold, commercialized or delivered.

(b) Executive agrees not to (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

(c) Executive agrees to keep this Agreement confidential and not to reveal its contents to anyone except his or her lawyer, immediate family or financial consultant or except as otherwise required by law. Executive also agrees during this period to refrain from public comment regarding the Company or the transaction or transactions that gave rise to Executive's right to compensation under this Agreement.

         9. Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof, Notices shall be delivered as follows:

                                 If to the Company;

                                 Caldera Systems, Inc.
                                 240 West Center St.
                                 Orem, UT  84057
                                 Attention: Chief Financial Officer
                                 Fax: (801) 765-1313

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

         10. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         11. Settlement Of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against an Executive or others

         12. Miscellaneous No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement,

         13. Governing Law. This Agreement has been negotiated and executed in the State of Utah and is to be performed in Utah County,Utah. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation, or other proceeding concerning this Agreement shall be instituted, maintained, heard, and decided in Utah County,Utah.

         14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof

         16. Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions, and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

         17. Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The, descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the interpretation or construction of any of the provisions herein.

         18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         19. Further Documents and Act. Each of the parties hereto agrees to cooperate in good faith with the other and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement,

         20. Consultation with Counsel. Executive acknowledges (a) that he has been given the opportunity to consult with counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based upon his own judgment with or without the advice of such counsel.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


                                            CALDERA SYSTEMS, INC.

                                            By:
                                               ---------------------------------




                                            EXECUTIVE



                                            ------------------------------------
                                            Signature



                                            ------------------------------------
                                            Printed Name